Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, on Form S-8 of ATS Corporation (formerly known as Federal Services Acquisition Corporation) of our report dated March 20, 2007, relating to the balance sheets of ATS Corporation as of December 31, 2006 and 2005 and for the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2006, for the period from April 12, 2005 (inception) to December 31, 2005, and for the period from April 12, 2005 (inception) to December 31, 2006, and our report dated March 20, 2007, relating to management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting which expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of the existence of material weaknesses as of December 31, 2006, which are included in the Annual Report on Form 10-K for the fiscal period ended December 31, 2006.

/s/ Eisner LLP

New York, New York
September 12, 2007